File No. 33-__________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASPHALT PAVING INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida	59-3556733
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10125 West Colonial Drive, Suite 212

Ocoee, FL 34761

(Address of principal executive office, including zip code)

CONSULTING AGREEMENT AND LETTER AGREEMENT WITH ADVISER

(Full Title of the Plan)

David C. Thomas, Esq.

Raice Paykin & Krieg LLP

185 Madison Avenue 10th Floor

New York, NY 10017

(212) 725-4423

__________

(Name, address, including zip code, telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE*

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SECURITY	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, Par Value $0.001 (1)	450,000 Shares	$1.02	$459,000	$42.23
Common Stock, Par Value $0.001 (2)	700,000 Shares	0.50	350,000	32.20
Common Stock, Par Value $0.001 (3)	700,000 Shares	0.90	630,000	57.96
Common Stock, Par Value $0.001 (4)	200,000 Shares	1.14	288,000	20.98
Common Stock, Par Value $0.001 (5)	1,200,000 Shares	1.80	2,160,000	198.72
Total	3,250,000 Shares			$352.08

(1)

The offering price for such 450,000 shares is estimated solely for purposes of calculating the registration fee, based upon the last reported quotation of the common stock on the OTC Bulletin Board on January 29, 2002, pursuant to Rule 457(c) under the Securities Act.

(2)

Includes up to 700,000 shares which may become issuable at $0.50 per share upon exercise of warrants to be granted to Phillip G. Cook.

(3)

700,000 shares which may become issuable at $0.90 per share upon exercise of warrants to be granted to Phillip G. Cook.

(4)

200,000 shares which may become issuable at $1.14 per share upon exercise of warrants to be granted to Phillip G. Cook.

(5)

Includes up to 1,200,000 shares which may become issuable at $1.80 per share upon exercise of warrants to be granted to Phillip G. Cook.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information.

Not required to be filed*

Item 2.  Registrant Information and Employee Plan Annual Information.

Not required to be filed*

*Information  required by Part 1 to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Asphalt Paving International, Inc. (the Company) with the Securities and Exchange Commission (the Commission) are incorporated by reference in this Registration Statement.

1.

The description of the Company's Common Stock on Form 10SB File No. 000-29313.

2.

The Company's Annual Report on Form 10-KSB for the fiscal year ended July 31, 2001.

3.

The Company's Quarterly Report on Form 10-QSB for the quarter ended October 31, 2001.

In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable

Item 6.  Indemnification of Directors and Officers

The issuer's Articles of Incorporation provide that it shall have the power, in its by-laws or in any resolution of its stockholders or directors, to indemnify its officers and directors against any contingency or peril as may be determined to be in the issuer's best interests, and in conjunction therewith, to procure, at in the issuer's expense, policies of insurance.  At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance or indemnification of a controlling person, director or officer of the issuer, which would affect his or her liability in that capacity.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits:

See Exhibit Index

Item 9.  Undertakings.

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement  (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offer.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on January 31, 2002.

Asphalt Paving International, Inc.

By:

/s/  Chris Hayden

Chief Executive Officer and

Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on January 30, 2002.

Signature	Title	Date
/s/ Chris Hayden	Director, Chief Executive Officer and Chief Financial Officer	1/30/02
Chris Hayden

Exhibit Index

Exhibit

No.

Description

(4.1)

Article Four of Articles of Incorporation of Asphalt Paving International, Inc., a Florida corporation incorporated by reference from Exhibit 3.1 to the registrant's Registration Statement on Form 10SB

(4.2)

Form of warrants issued to Philip G. Cook.

(5.1)

Legal opinion of Raice Paykin & Krieg  LLP

(23.1)

Consent of Raice Paykin & Krieg  LLP (contained in Exhibit 5.1)

(23.2)

Consent of James E. Scheifley & Associates, P.C.

(99.1)

Consulting agreement dated January 25, 2002, between Philip G. Cook and Asphalt Paving International, Inc, under which 450,000 common shares and warrants to purchase 2,800,000 common shares can be issued for services rendered.